                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           THERMO REMEDIATION INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            THERMO REMEDIATION INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

THERMO REMEDIATION INC.



Damonmill Square
9 Pond Lane, Suite 5A
Concord, Massachusetts 01742-2851



                                                                   July 23, 1998



Dear Stockholder:

     The enclosed Notice calls the 1998 Annual Meeting of the Stockholders of Thermo Remediation Inc. I respectfully request all Stockholders to attend this meeting, if possible.

     Our Annual Report for the fiscal year ended April 4, 1998, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, BankBoston, N.A., in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.



                                         Yours very truly,



                                         ROBERT W. DUNLAP
                               President and Chief Executive Officer

THERMO REMEDIATION INC.

Damonmill Square
9 Pond Lane, Suite 5A
Concord, Massachusetts  01742-2851



                                                                   July 23, 1998



To the Holders of the Common Stock of
   THERMO REMEDIATION INC.



                           NOTICE OF ANNUAL MEETING

     The 1998 Annual Meeting of the Stockholders of Thermo Remediation Inc. (the "Corporation") will be held on Tuesday, September 15, 1998, at 2:00 p.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

     1.  Election of seven directors.

     2. A proposal to amend the Corporation's Certificate of Incorporation to change the name of the Corporation to ThermoRetec Corporation.

     3. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is July 23, 1998.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                        SANDRA L. LAMBERT
                                            Secretary

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Thermo Remediation Inc. (the "Corporation") for use at the 1998 Annual Meeting of the Stockholders (the "Meeting") to be held on Tuesday, September 15, 1998, at 2:00 p.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is Damonmill Square, 9 Pond Lane, Suite 5A, Concord, Massachusetts 01742-2851. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about July 27, 1998.

                               VOTING PROCEDURES

     The board of directors intends to present to the Meeting the election of seven directors, constituting the entire board of directors, as well as one other matter: a proposal to amend the Corporation's Certificate of Incorporation to change the name of the Corporation to ThermoRetec Corporation.

     The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.01 par value (the "Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted FOR the management nominees for directors, FOR the management proposal, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a plurality of the shares of Common Stock present and entitled to vote on the election. For the management proposal to amend the Corporation's Certificate of Incorporation to change the name of the Corporation, the affirmative vote of a majority of the shares outstanding and entitled to vote on the matter is necessary for approval. Withholding authority to vote for a nominee for director or an instruction to abstain from voting on the management proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or the proposal. With respect to the election of directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.
A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of July 23, 1998, consisted of 13,546,644 shares of Common Stock. Only Stockholders of record at the close of business on July 23, 1998, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                --PROPOSAL 1--

                             ELECTION OF DIRECTORS

     Seven directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

Nominees for Directors

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent companies, Thermo TerraTech Inc. ("Thermo TerraTech"), a provider of industrial- and infrastructure-support services including environmental-liability management, infrastructure engineering, laboratory testing and metallurgical services, and Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for biomedical, instrument and environmental markets, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

--------------------------------------------------------------------------------
 John P. Appleton            Dr. Appleton, 63, has been the chairman of the
                             board and a director of the Corporation since
                             1993.  He also served as the Corporation's chief
                             executive officer from September 1993 to May 1997.
                             Dr. Appleton has been president and chief
                             executive officer of Thermo TerraTech since
                             September 1993, and has served as a vice president
                             of Thermo Electron since 1975 in various
                             managerial capacities.  He also serves as a
                             director of The Randers Group Incorporated and
                             Thermo TerraTech.
--------------------------------------------------------------------------------
 Robert W. Dunlap            Dr. Dunlap, 61, has been president, chief
                             executive officer and a director of the
                             Corporation since April 1998.  Prior to that time,
                             he served as a vice president of the Corporation
                             from May 1996 through April 1998 and as president
                             and chief executive officer of Remediation
                             Technologies, Inc., which was acquired by the
                             Corporation in December 1995, from 1985 through
                             April 1998.
--------------------------------------------------------------------------------
 Elias P. Gyftopoulos        Dr. Gyftopoulos, 71, has been a director of the
                             Corporation since 1994.  Dr. Gyftopoulos is
                             Professor Emeritus of the Massachusetts Institute
                             of Technology, where he was the Ford Professor of
                             Mechanical Engineering and of Nuclear Engineering
                             for more than twenty years until his retirement in
                             1996.  Dr. Gyftopoulos is also a director of
                             Thermo Electron, Thermo BioAnalysis Corporation,
                             Thermo Cardiosystems Inc., ThermoLase Corporation,
                             ThermoSpectra Corporation, Thermo Vision
                             Corporation, Thermo Voltek Corp. and Trex Medical
                             Corporation.
--------------------------------------------------------------------------------
 Fred Holubow                Mr. Holubow, 59, has been a director of the
                             Corporation since 1992.  Mr. Holubow has been vice
                             president of Pegasus Associates, an investment
                             management firm, for more than five years.
--------------------------------------------------------------------------------
 Theo Melas-Kyriazi          Mr. Melas-Kyriazi, 39, has been a director of the
                             Corporation since 1992.  Mr. Melas-Kyriazi has
                             been vice president, corporate strategy, of Thermo
                             Electron since March 1998 and was president and
                             chief executive officer of ThermoSpectra
                             Corporation, a majority-owned subsidiary of Thermo
                             Electron that manufactures imaging, inspection,
                             measurement and temperature-control
                             instrumentation, from its inception in August 1994
                             through March 1998. Mr. Melas-Kyriazi was
                             treasurer of Thermo Electron from May 1988 to
                             August 1994 and treasurer of Thermo Remediation
                             from 1991 to 1994.  Mr. Melas-Kyriazi is also a
                             director of ThermoSpectra Corporation and Thermo
                             Voltek Corp.
--------------------------------------------------------------------------------
 Frank E. Morris             Dr. Morris, 74, has been a director of the
                             Corporation since 1993.  Dr. Morris served as
                             president of the Federal Reserve Bank of Boston
                             from 1968 until he retired in 1988.  Dr. Morris
                             also served as the Peter Drucker Professor of
                             Management at Boston College from 1989 to 1994.
                             Dr. Morris is a trustee of SEI Mutual Funds, The
                             Capitol Mutual Funds, FFB Lexicon Funds and The
                             Arbor Fund.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  William A. Rainville       Mr. Rainville, 56, has been a director of the
                             Corporation since June 1993.  Mr. Rainville has
                             been president and chief executive officer of
                             Thermo Fibertek Inc., a majority-owned subsidiary
                             of Thermo Electron that develops and manufactures
                             equipment and products for the paper making and
                             paper recycling industries, since its inception in
                             1991, a senior vice president of Thermo Electron
                             since March 1993 and a vice president of Thermo
                             Electron from 1986 to 1993.  From 1984 until
                             January 1993, Mr. Rainville was the president and
                             chief executive officer of Thermo Electron Web
                             Systems Inc., a subsidiary of Thermo Fibertek Inc.
                             Mr. Rainville is also a director of Thermo Ecotek
                             Corporation, Thermo Fibergen Inc., Thermo Fibertek
                             Inc. and Thermo TerraTech.
--------------------------------------------------------------------------------

Committees of the Board of Directors and Meetings

     The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Mr. Holubow (Chairman) and Dr. Morris. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Dr. Morris (Chairman), Dr. Gyftopoulos and Mr. Holubow. The human resources committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met five times, the audit committee met twice and the human resources committee met five times during fiscal 1997. Each director attended at least 75% of all meetings of the board of directors and committees on which he served held during fiscal 1997, except Mr. Rainville, who attended 40% of such meetings. Mr. Rainville is also the chief executive officer of Thermo Fibertek Inc., another majority-owned subsidiary of Thermo Electron, and is required to travel extensively in his position. Mr. Rainville missed two meetings due to travel on company business and one meeting due to illness.

Compensation of Directors

     Cash Compensation

     Directors who are not employees of the Corporation, of Thermo Electron or of any other company affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Dr. Appleton, Dr. Dunlap, Mr. Melas-Kyriazi and Mr. Rainville are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

     Deferred Compensation Plan for Directors

     Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo TerraTech or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo TerraTech or Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common

Stock accumulated under the Deferred Compensation Plan. A total of 37,500 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of April 4, 1998, deferred units equal to 7,788.67 shares of Common Stock were accumulated under the Deferred Compensation Plan.

     Directors Stock Option Plan

     The Corporation's directors stock option plan, which was amended in 1995 (the "Directors Plan"), provides for the grant of stock options to purchase shares of Common Stock of the Corporation to outside directors as additional compensation for their service as directors.

     The Directors Plan originally provided for the grant of stock options upon a director's initial appointment. Outside directors appointed before the amendment of the plan received an option to purchase 22,500 shares of Common Stock upon their appointment or election. The amended plan provides that the size of the award to new directors is reduced by 4,500 shares each year until 1999, when the initial grant for new directors will be eliminated entirely. Accordingly, directors first appointed or elected in 1997 will receive options to purchase 9,000 shares, directors first appointed or elected in 1998 will receive options to purchase 4,500 shares and directors first appointed or elected in 1999 and thereafter will not receive an initial option grant. Options granted upon a director's election or appointment may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the fifth anniversary of the grant date. Such options are subject to restrictions on resale and to the repurchase by the Corporation of the shares subject to option at the exercise price if the director ceases to serve as a director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron, for any reason other than death. The restriction and repurchase rights lapse in equal installments of 4,500 shares starting with the first anniversary of the grant date, provided the director has continuously served as a director of the Corporation or any other Thermo Electron company prior to that date.

     Commencing with the 1998 Annual Meeting of Stockholders, outside directors receive an annual grant of options to purchase 1,000 shares of Common Stock pursuant to the Directors Plan at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of June 29, 1998, options to purchase 75,000 shares of Common Stock had been granted and were outstanding under the Directors Plan, no options had lapsed or been exercised, and options to purchase 75,000 shares of Common Stock were reserved and available for grant under the Directors Plan.

Stock Ownership Policies for Directors

     During fiscal 1997, the human resources committee of the board of directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors were requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1997, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

     In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."


                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo TerraTech and Thermo Electron, as of May 30, 1998, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all directors and current executive officers as a group.

     While certain directors or executive officers of the Corporation are also directors or executive officers of Thermo Electron or Thermo TerraTech, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo TerraTech or Thermo Electron.

                                               Thermo                   Thermo Electron              Thermo TerraTech
Name (1)                                 Remediation Inc. (2)           Corporation (3)                  Inc. (4)
--------                                 --------------------           ---------------                  --------
                                     No. of Shares    % of Class  No. of Shares   % of Class   No. of Shares   % of Class
                                     -------------    ----------  -------------   ----------   -------------   ----------
Thermo Electron Corporation (5)             9,505,353    71.1               N/A                         N/A
William Harris Investors, Inc. (6)          1,081,882     8.4               N/A                         N/A
John P. Appleton                               73,000      *            145,309       *              297,039      1.5
Robert W. Dunlap                               95,848      *             10,355       *               10,000       *
Elias P. Gyftopoulos                           29,600      *             70,707       *                3,040       *
Fred Holubow                                   55,766      *              6,000       *               16,500       *
Nels R. Johnson                                37,688      *             20,782       *               12,958       *
James Lousararian                             110,541      *              7,637       *               27,226       *
Theo Melas-Kyriazi                             22,500      *            197,420       *               10,618       *
Frank E. Morris                                29,304      *             25,475       *                1,500       *
Norman A. Pedersen                             62,031      *             13,457       *               16,188       *
Jeffrey L. Powell                             121,000      *             41,493       *               82,835       *
William A. Rainville                           24,000      *            233,909       *               60,000       *
All directors and current executive
     officers as a group (13 persons)         745,560     5.7         1,616,145       *              609,458      3.1

*Reflects ownership of less than 1.0% of the Common Stock outstanding as of May 30, 1998.

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children and all share ownership includes sole voting and investment power.

(2) Shares of Common Stock beneficially owned by Dr. Appleton, Dr. Gyftopoulos, Mr. Holubow, Mr. Johnson, Mr. Lousararian, Mr. Melas-Kyriazi, Dr. Morris, Mr. Pedersen, Mr. Powell, Mr. Rainville and all directors and current executive officers as a group include 63,000, 28,600, 25,450, 37,250, 100,500, 22,500, 25,450, 53,000, 111,000, 22,500 and 526,750 shares, respectively, that such person or group has the right to acquire within 60 days of May 30, 1998, through the exercise of stock options. Shares beneficially owned by Mr. Holubow, Dr. Morris and all directors and current executive officers as a group include 3,934, 3,854 and 7,788 full shares, respectively, that had been allocated through May 30, 1998, to their respective accounts maintained under the Corporation's Deferred Compensation Plan for Directors. Shares of Common Stock beneficially owned by Dr. Dunlap and all directors and current executive officers as a group include warrants to purchase 23,962 shares.

(3) Shares of the common stock of Thermo Electron beneficially owned by Dr. Appleton, Dr. Dunlap, Dr. Gyftopoulos, Mr. Johnson, Mr. Lousararian, Mr. Melas-Kyriazi, Dr. Morris, Mr. Pedersen, Mr. Powell, Mr. Rainville and all directors and current executive officers as a group include 113,532, 10,000, 8,125, 15,195, 4,275, 161,935, 8,125, 6,250, 34,712, 169,487 and
     1,279,304 shares, respectively, that such person or group has the right to acquire within 60 days of May 30, 1998, through the exercise of stock options. Shares beneficially owned by Dr. Appleton, Mr. Melas-Kyriazi, Mr. Pedersen and all directors and current executive officers as a group include 1,615, 1,071, 517 and 6,665 full shares allocated through May 30, 1998, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were as of May 30, 1998, executive officers of Thermo Electron ("ESOP"). Shares beneficially owned by Dr. Morris and all directors and current executive officers as a group each include 11,685 shares allocated through May 30, 1998, to Dr. Morris's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Dr. Morris include 3,415 shares owned by his spouse.

(4) Shares of the common stock of Thermo TerraTech beneficially owned by Dr. Appleton, Dr. Dunlap, Dr. Gyftopoulos, Mr. Johnson, Mr. Lousararian, Mr. Melas-Kyriazi, Dr. Morris, Mr. Pedersen, Mr. Powell, Mr. Rainville and all directors and current executive officers as a group include 275,000, 10,000, 1,500, 12,000, 27,000, 10,000, 1,500, 16,000, 63,000, 60,000 and
     521,000 shares, respectively, that such person or group has the right to acquire within 60 days of May 30, 1998, through the exercise of stock options. Shares beneficially owned by Mr. Holubow and all directors and current executive officers as a group include 16,500 and 29,000 shares, respectively, that such person or group has the right to acquire within 60 days of

     May 30, 1998, through the exercise of stock purchase warrants acquired in connection with private placements of the securities of Thermo TerraTech on terms identical to terms granted to unaffiliated investors. Shares beneficially owned by Dr. Appleton, Mr. Melas-Kyriazi, Mr. Pedersen and all directors and current executive officers as a group include 305, 299, 188 and 1,410 full shares, respectively, allocated through May 30, 1998, to accounts maintained pursuant to the ESOP.

(5) Includes 167,410 shares of Common Stock that Thermo Electron has the right to acquire within 60 days of May 30, 1998, through the conversion of certain convertible notes of the Corporation held by Thermo Electron. Also includes 269,492 shares of Common Stock that Thermo Electron, through its majority owned subsidiary Thermo TerraTech, has the right to acquire within 60 days of May 30, 1998, through the conversion of certain convertible notes of the Corporation held by Thermo TerraTech. As of May 30, 1998, Thermo Electron Corporation beneficially owned approximately 71.1% of the outstanding Common Stock, of which approximately 69.6% is owned through its majority-owned subsidiary Thermo TerraTech Inc. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts. As of May 30, 1998, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

(6) Based on information provided in the Schedule 13G of William Harris Investors, Inc. ("Harris") as of December 31, 1997, these shares of Common Stock have been acquired by Harris on behalf of unidentified discretionary clients of Harris. Harris has shared voting power and sole dispositive power with respect to these shares of Common Stock. Harris is an investment adviser registered under Section 203 of the Investment Adviser Act of 1940, as amended. Its address is 2 North LaSalle Street, Suite 300, Chicago, Illinois 60602.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron and Thermo TerraTech, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1997, except in the following instances. Dr. Robert W. Dunlap, a director and executive officer of the Corporation, filed an amended Form 3 late. Mr. Norman A. Pedersen, an executive officer of the Corporation, filed an amended Form 3 late and an amended Form 5 late, reporting acquisitions of Common Stock shares associated with the Corporation's dividend reinvestment plan. Mr. James Lousararian, an executive officer of the Corporation, reported one transaction late, consisting of the exempt grant of stock options. Thermo Electron filed four Forms 4 late, reporting a total of seven transactions, including one open market purchase of shares of Common Stock and six transactions associated with the grant, exercise and lapse of options to purchase Common Stock granted to employees under its stock option program.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officers during fiscal 1998 and its four other most highly compensated executive officers for the last three fiscal years.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.



                                                    Summary Compensation Table
--------------------------------------------------------------------------------------------------------------
                                                                       Long Term
                                                                      Compensation
                                                                      ------------
                                       Annual Compensation       Securities Underlying      All Other
         Name and           Fiscal     -------------------       Options (No. of Shares    Compensation
    Principal Position       Year      Salary       Bonus            and Company) (2)           (3)
    ------------------       ----      ------       -----            ----------------           ---

John P. Appleton (4)         1998        $39,000         $0 (1)          -- --                     $3,500
   Former Chief              1997        $36,750    $20,000              -- --                     $6,919
   Executive Officer         1996        $33,750    $20,000              -- --                     $6,919
--------------------------------------------------------------------------------------------------------------
Jeffrey L. Powell (5)        1998       $145,000         $0 (1)         700 (TMO)                 $59,372 (6)
   President & Chief                                                  2,000 (MKA)
   Executive Officer                                                  2,000 (ONX)
                                                                    120,000 (RGI)
                                                                      2,000 (TDX)
                                                                      1,000 (TISI)
                                                                      2,000 (TRIL)
                                                                      1,500 (VIZ)
                                                                      2,000 (TRCC)
                             1997       $122,000    $40,000             600 (TMO)                  $7,023
                                                                      2,000 (TFG)
                                                                      6,000 (TOC)
                             1996       $116,000    $60,000             300 (TMO)                  $6,646
                                                                      2,000 (TBA)
                                                                      5,000 (TLZ)
                                                                      2,000 (TLT)
                                                                      6,000 (TMQ)
                                                                      2,000 (TSR)
                                                                      4,000 (TXM)
--------------------------------------------------------------------------------------------------------------
Robert W. Dunlap (7)         1998       $165,000         $0 (1)     120,000 (RGI)                  $9,500
  Vice President             1997       $165,000    $35,000          10,000 (TTT)                  $5,088
                                                                     10,000 (TMO)
James Lousararian            1998       $110,000         $0 (1)      20,000 (THN)                  $5,576
   Vice President                                                    48,000 (RGI)
                             1997       $106,000    $25,000          10,000 (THN)                  $6,567
                             1996       $102,000    $33,000              --                        $6,636
--------------------------------------------------------------------------------------------------------------
Nels R. Johnson (8)          1998       $101,000    $26,000           7,000 (THN)                  $9,344
  Vice President                                                        800 (TMO)
                                                                     12,000 (RGI)
                             1997        $97,300    $28,000           8,000 (THN)                  $5,275
                                                                        900 (TMO)
                             1996        $93,600    $25,000          20,000 (THN)                  $4,730
--------------------------------------------------------------------------------------------------------------
Norman A. Pedersen (9)       1998        $98,000    $19,000          20,000 (THN)                  $9,346
  Vice President, Business                                              800 (TMO)
   Development                                                       30,000 (RGI)
--------------------------------------------------------------------------------------------------------------

(1) Dr. Appleton, Dr. Dunlap, Mr. Powell and Mr. Lousararian have elected to forego their bonuses for fiscal 1998 in light of the Corporation's operating and stock price performance in fiscal 1998.

(2) In addition to grants of options to purchase shares of Common Stock of the Corporation (designated in the table as THN), the named executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo TerraTech Inc. (designated in the table as TTT), Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Group Incorporated (designated in the table as RGI), Thermedics Detection Inc. (designated in the table as TDX), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), Thermo Information Solutions Inc. (designated in the Table as TISI), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), Thermo Trilogy Corporation (designated in the table as TRIL), Thermo Vision Corporation (designated in the table as VIZ), Trex Communications Corporation (designated in the table as TRCC) and Trex Medical Corporation (designated in the table as TXM).

(3) Represents the amount of matching contributions made by the individual's employer on behalf of named executive officers participating in the Thermo Electron 401(k) plan or, in the case of Dr. Dunlap, the RETEC Employees' Savings and Profit Sharing Plan.

(4) Dr. Appleton served as the Corporation's chief executive officer from 1993 until May 14, 1997. Dr. Appleton is also a vice president of Thermo Electron and president and chief executive officer of Thermo TerraTech. A portion of Dr. Appleton's annual cash compensation (salary and bonus) has been allocated to and paid by each of the Corporation, Thermo Electron and Thermo TerraTech over each of the past three fiscal years as compensation for the services provided to these companies based on the time he devoted to his responsibilities to these companies. The annual cash compensation reported in the table for Dr. Appleton represents the amount paid from all sources, including the Corporation, solely for Dr. Appleton's services as the chief executive officer of the Corporation. For fiscal 1998, 1997 and 1996, approximately 20%, 20%, and 20%, respectively, of Dr. Appleton's annual cash compensation was paid by all sources including the Corporation for his services as its chief executive officer. Bonuses paid to Dr. Appleton for 1996 and 1997 reflect compensation decisions based on calendar year performance, in accordance with Thermo Electron's compensation practices for its officers. Bonuses granted to Dr. Appleton for periods after 1998 will reflect compensation decisions based on fiscal year performance. Dr. Appleton has served as an officer of Thermo Electron since 1975 and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

(5) Mr. Powell served as president and chief executive officer of the Corporation from May 14, 1997, through April 30, 1998, when he was named senior vice president of the Corporation. He served as president and chief operating officer of the Corporation prior to his promotion to chief executive officer.

(6) In addition to a $9,372 matching contribution referred to in footnote (3), this amount includes the reimbursement by the Corporation of $50,000 in expenses associated with Mr. Powell's relocation to Concord, Massachusetts.

(7) Dr. Dunlap was appointed president and chief executive officer of the Corporation on April 30, 1998. He served as vice president of the Corporation from May 8, 1996, through April 30, 1998.

(8) Mr. Johnson was appointed an executive officer of the Corporation on June 30, 1995.

(9) Mr. Pedersen was appointed an executive officer of the Corporation on May 14, 1997.

Stock Options Granted During Fiscal 1998

     The following table sets forth information concerning individual grants of stock options made during fiscal 1998 to the Corporation's then chief executive officers and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1998.

     Dr. Appleton has served as a vice president of Thermo Electron since 1975 and from time to time has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation. During fiscal 1998, no options to purchase Common Stock were granted to Dr. Appleton.

                                                   Option Grants in Fiscal 1998
----------------------------------------------------------------------------------------------------------------------
                                                                                                Potential Realizable
                                                                                                  Value at Assumed
                                                    Percent of                                  Annual Rates of Stock
                                                  Total Options                                Price Appreciation for
                         Number of Securities       Granted to       Exercise                      Option Term (2)
                          Underlying Options       Employees in     Price Per    Expiration       ---------------
         Name                 Granted (1)          Fiscal Year        Share         Date            5%         10%
         ----                 -----------          -----------        -----         ----            --         ---
Jeffrey L. Powell                700 (TMO)              0.04%(3)     $34.20         6/3/00        $3,773      $7,924
                               2,000 (MKA)              0.47%(3)     $14.23        1/21/05       $11,580     $27,000
                               2,000 (ONX)              0.30%(3)     $14.25        1/21/05       $11,600     $27,040
                             120,000 (RGI)              1.36%(3)      $0.65       12/12/04       $31,200     $74,400
                               2,000 (TDX)              0.32%(3)      $9.56        1/21/05        $7,780     $18,140
                               1,000 (TISI)             0.27%(3)     $10.00        1/21/05        $4,070      $9,490
                               2,000 (TRIL)             0.99%(3)      $8.25        1/21/05        $6,720     $15,660
                               1,500 (VIZ)              0.35%(3)      $7.25        1/21/05        $4,425     $10,320
                               2,000 (TRCC)             0.37%(3)      $4.00        1/21/05        $3,260      $7,580
----------------------------------------------------------------------------------------------------------------------
Robert W. Dunlap             120,000 (RGI)              1.36%(3)      $0.65       12/12/04       $31,200     $74,400
----------------------------------------------------------------------------------------------------------------------
James Lousararian             20,000 (THN)              4.93%         $6.51        3/18/03       $36,000     $79,400
                              48,000 (RGI)              0.54%(3)      $0.65       12/12/04       $12,480     $29,760
----------------------------------------------------------------------------------------------------------------------
Nels R. Johnson                7,000 (THN)              1.72%         $6.51        3/18/03       $12,600     $27,790
                                 800 (TMO)              0.04%(3)     $34.20         6/3/00        $4,312      $9,056
                              12,000 (RGI)              0.14%(3)      $0.65       12/12/04        $3,120      $7,440
----------------------------------------------------------------------------------------------------------------------
Norman A. Pedersen            20,000 (THN)              4.93%         $6.51        3/18/03       $36,000     $79,400
                                 800 (TMO)              0.04%(3)     $34.20         6/3/00        $4,312      $9,056
                              30,000 (RGI)              0.34%(3)      $0.65       12/12/04        $7,800     $18,600
----------------------------------------------------------------------------------------------------------------------

(1) In addition to the grant of options to purchase Common Stock of the Corporation (designated in the table as THN), options have been granted during fiscal 1998 to the named executive officers as part of Thermo Electron's stock option program to purchase the common stock of Thermo Electron (designated in the table as TMO), Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Group Incorporated (designated in the table as
     RGI), Thermedics Detection Inc. (designated in the table as TDX), Thermo Information Solutions Inc. (designated in the table as TISI), Thermo TerraTech Inc. (designated in the table as TTT), Thermo Trilogy Corporation (designated in the table as TRIL), Thermo Vision Corporation (designated in the table as VIZ) and Trex Communications Corporation (designated in the table as TRCC). All of the options granted during the fiscal year are immediately exercisable at the date of grant, except options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the company's common stock under Section 12 of the Securities and Exchange Act of 1934 and (ii) six years from the date of grant. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the sixth anniversary of the date of grant. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.


(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the applicable corporation, the optionee's continued employment through the option period and the date on which the options are exercised.


(3) These options were granted under stock option plans maintained by Thermo Electron or its subsidiaries other than the Corporation as part of Thermo Electron's compensation program and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

Stock Options Exercised During Fiscal 1998 and Fiscal Year-End Option Values

     The following table reports certain information regarding stock option exercises during fiscal 1998 and outstanding stock options held at the end of fiscal 1998 by the Corporation's then chief executive officers and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1998.

                         Aggregated Option Exercises In Fiscal 1998 And Fiscal 1998 Year-End Option Values
---------------------------------------------------------------------------------------------------------------------------
                                                                                      Number of
                                                                                     Unexercised
                                                           Shares                 Options at Fiscal         Value of
                                                          Acquired      Value          Year-End           Unexercised
                                                             on       Realized      (Exercisable/         In-the-Money
         Name                        Company              Exercise       (1)      Unexercisable) (2)        Options
         ----                        -------              --------       ---      ------------------        -------
John P. Appleton (3)       Thermo Remediation                   --          --        63,000  /--             $0  /--
---------------------------------------------------------------------------------------------------------------------------
Jeffrey L. Powell          Thermo Remediation                   --          --       111,000  /--             $0  /--
                           Thermo Electron                      --          --        35,012  /-- (4)   $761,729  /--
                           Metrika Systems                      --          --         2,000  /--         $2,666  /--
                           Onix Systems                         --          --         2,000  /--             $0  /--
                           Randers Group Inc.                   --          --       120,000  /--        $12,000  /--
                           Thermedics Detection                 --          --         2,000  /--         $3,880  /--
                           Thermo BioAnalysis                   --          --         2,000  /--        $23,250  /--
                           Thermo Fibergen                      --          --         2,000  /--             $0  /--
                           Thermo Fibertek                      --          --         4,500  /--        $40,784  /--
                           Thermo Information Soulutions        --          --            --  /1,000          -- /$0 (5)
                           ThermoLase                           --          --         5,000  /--             $0  /--
                           ThermoLyte                           --          --            --  /2,000          -- /$0 (5)
                           Thermo Optek                         --          --         6,000  /--        $39,180  /--
                           ThermoQuest                          --          --         6,000  /--        $39,378  /--
                           Thermo Sentron                       --          --         2,000  /--             $0  /--
                           Thermo TerraTech                     --          --        63,000  /--        $12,195  /--
                           Thermo Trilogy                       --          --            --  /2,000          -- /$0 (5)
                           Thermo Vision                        --          --         1,500  /--           $188  /--
                           Trex Communications                  --          --            --  /2,000          -- /$0 (5)
                           Trex Medical                         --          --         4,000  /--        $28,252  /--
---------------------------------------------------------------------------------------------------------------------------
Robert W. Dunlap           Thermo Electron                      --          --        10,000  /--        $50,750  /--
                           Randers Group Inc.                   --          --       120,000  /--        $12,000  /--
                           Thermo TerraTech                     --          --        10,000  /--             $0  /--
---------------------------------------------------------------------------------------------------------------------------
James Lousararian          Thermo Remediation                   --          --       100,500  /--             $0  /--
                           Thermo Electron                      --          --         4,275  /--       $109,039  /--
                           Randers Group Inc.                   --          --        48,000  /--         $4,800  /--
                           Thermo Fibertek                      --          --         4,500  /--        $40,784  /--
                           Thermo TerraTech                     --          --        27,000  /--         $7,317  /--
---------------------------------------------------------------------------------------------------------------------------
Nels R. Johnson            Thermo Remediation                   --          --        37,250  /--             $0  /--
                           Thermo Electron                   1,687     $50,888        15,195  /--       $360,773  /--
                           Randers Group Inc.                   --          --        12,000  /--         $1,200  /--
---------------------------------------------------------------------------------------------------------------------------
Norman A. Pedersen (6)     Thermo Remediation                   --          --        53,000  /--             $0  /--
                           Thermo Electron                      --          --         6,250  /--        $30,915  /--
                           Randers Group Inc.                   --          --        30,000  /--         $3,000  /--
                           Thermo TerraTech                     --          --        16,000  /--             $0  /--
---------------------------------------------------------------------------------------------------------------------------

(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.


(2) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except options to purchase the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 and (ii) nine years from the grant date, and options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 and (ii) six years from the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary (in the case of ThermoLyte Corporation) and sixth anniversary (in the case of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Thermo Trex Corporation) of the grant date.
     Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.


(3) Dr. Appleton has served as a vice president of Thermo Electron since 1975 and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.


(4) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Powell are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to lapse ratably over a five-year period commencing with the fifth anniversary of the grant date.


(5) No public market existed for the shares underlying these options as of April 4, 1998. Accordingly, no value in excess of exercise price has been attributed to these options.


(6) Mr. Pedersen was employed by Thermo Electron prior to joining the Corporation and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as a vice president of the Corporation.



Severance Agreements

     Thermo Electron has entered into severance agreements with several key employees, including Dr. Appleton. These agreements provide severance benefits if there is a change in control of Thermo Electron that is not approved by the board of directors of Thermo Electron and the employee's employment with Thermo Electron or one of its majority-owned subsidiaries is terminated, for whatever reason, within one year thereafter. For purposes of the severance agreements, a change in control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or
(iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. The benefit under these agreements is stated as an initial percentage which was established by the board of directors of Thermo Electron and is generally based upon the employee's age and length of service with Thermo Electron at the time of severance. Benefits are to be paid over a five-year period. The benefit to be paid in the first year is determined by applying this percentage to the employee's highest annual total remuneration in any 12-month period during the preceding three years. This benefit is reduced by 10% in each of the succeeding four years in which benefits are paid. The initial percentage to be so applied to Dr. Appleton is 40.1%. Assuming that severance benefits would have been payable under such agreements as of April 4, 1998, Dr. Appleton would have received approximately $119,906 in the first year thereof from Thermo Electron.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION


Executive Compensation

     All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent company, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

     The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by compensation consultants and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group.

     Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The process for determining each of these elements for the Corporation's executive officers is outlined below. For its review of the compensation of other officers of the Corporation, the Committee follows a substantially similar process.


     Base Salary

     Base salaries are set to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in fiscal 1998 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.


     Cash Bonus

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries for executives. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and earnings growth, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1998 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

     The bonuses for named executive officers approved by the Committee with respect to fiscal 1998 performance in each instance were below the median potential bonus, except for one executive officer whose bonus exceeded the median potential bonus, due to the measures of operating returns used in the Committee's determinations as described above. However, certain of the named executive officers elected to forego their bonuses for fiscal 1998 in light of the operating and stock price performance of the Corporation.


     Stock Option Program

     The primary goal of the Corporation and its parent companies is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying duration and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent companies, Thermo TerraTech and Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron are important tools in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each officer the annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an option award. In addition, the Committee considers the aggregate amount of net awards to purchase shares of Common Stock granted to all employees over the last five years to monitor the aggregate number of awards to all employees. In reviewing the aggregate number of awards, the Committee considers such factors as the size of the company, its stage of development and its growth strategy, as well as the aggregate awards and option practices of comparably situated companies.

     The Committee periodically awards stock options based on its assessment of the total compensation of each executive, the actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above. Such discretionary option awards were made to certain of the named executive officers in fiscal 1998. Certain options awarded in fiscal 1998 to the named executive officers with respect to the common stock of the Corporation's parent company, Thermo Electron, were made pursuant to a program that awards options to certain eligible employees annually based on the number of shares of Thermo Electron common stock held by the employee, as an incentive to buy and hold shares of Thermo Electron common stock.


Stock Ownership Policies

     The Corporation's compensation program is also designed to encourage executives to own shares of the Corporation's Common Stock. The Committee believes that encouraging executives to retain stock acquired through its stock option program provides an additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

     The Committee established a stock holding policy for executive officers of the Corporation in fiscal 1997 that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple was one times his base salary and reference bonus for the calendar year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy was amended in 1998 to apply only to the chief executive officer.

     In order to assist officers in complying with the policy, the Committee also adopted in fiscal 1997 a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the grant date, unless otherwise authorized by the Committee. During fiscal 1998, Mr. Powell, while president and chief executive officer of the Corporation, received loans in the principal amount of $59,940.50 under this plan, the entire amount of which was outstanding as of June 29, 1998. In fiscal 1998, Mr. Pedersen, a vice president of the Corporation, received loans in the principal amount of $45,828.50 under this plan, the entire amount of which was outstanding as of June 29, 1998. In fiscal 1998, Mr. Lousararian, a vice president of the Corporation, received loans in the principal amount of $47,572.50 under the plan, the entire amount of which was outstanding as of June 29, 1998. In fiscal 1998, Dr. Appleton, formerly the Corporation's chief executive officer, received loans in the principal amount of $61,867.50, the entire amount of which was outstanding as of June 29, 1998. This plan was also amended in 1998 to apply only to the chief executive officer. See "Relationship with Affiliates - Stock Holding Assistance Plan."

     The Committee also has adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.


Policy on Deductibility of Compensation

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million, unless the compensation qualifies as "performance based" or is otherwise exempt from
Section 162(m). The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

Fiscal 1998 CEO Compensation

     Dr. John P. Appleton served as the Corporation's chief executive officer for less than two months of fiscal 1998, although he continues to serve as chairman of the board. On May 14, 1997, Mr. Jeffrey L. Powell was promoted to the position of chief executive officer from chief operating officer.

     Cash compensation for Dr. Appleton is reviewed by both the Committee and the human resources committees of the boards of directors of Thermo TerraTech and Thermo Electron, due to his responsibilities at the Corporation, as chief executive officer of Thermo TerraTech and as a vice president of Thermo Electron. Each committee evaluates Dr. Appleton's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron and Thermo TerraTech levels, Dr. Appleton is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron and Thermo TerraTech for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviews the analysis and determinations of the Thermo TerraTech and Thermo Electron committees, makes an independent assessment of Dr. Appleton's performance as it relates to the Corporation using criteria similar to those used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Dr. Appleton's compensation to be paid by the Corporation.

     In May 1998, the Committee conducted its review of Dr. Appleton's proposed bonus for fiscal 1998 performance. Dr. Appleton's bonus for fiscal 1998 performance approved by the Committee was below the median potential bonus, due to the measures of operating returns used in the Committee's determinations, as described under the caption "Cash Bonus." Dr. Appleton elected to forego his bonus in light of the Corporation's operating and stock price performance in fiscal 1998. In December 1997, the Committee agreed to an allocation of 20% of Dr. Appleton's salary for calendar 1997 to the Corporation, based on his responsibilities at the Corporation as chief executive officer and chairman.

     The salary and bonus of Mr. Powell, during his tenure as the president and chief executive officer of the Corporation, were established using the same criteria as for the salaries and bonuses of the Corporation's other named executive officers. His bonus for fiscal 1998 performance approved by the Committee was below the median potential bonus, due to the measures of operating returns used in the Committee's determinations, as described under the caption "Cash Bonus." Mr. Powell elected to forego his bonus in light of the Corporation's operating and stock price performance in fiscal 1998.

     Awards to the chief executive officer of options to purchase shares of Common Stock are reviewed and determined periodically by the Committee using criteria similar to those used for other executive officers of the Corporation, as described above under the caption "Stock Option Programs." No award of options to purchase shares of the Common Stock was made by the Committee to either Dr. Appleton or Mr. Powell in fiscal 1998.

     In addition to stock option awards by the Committee, Mr. Powell was awarded options to purchase shares of the Common Stock of majority-owned subsidiaries of Thermo Electron or Thermo TerraTech from time to time due to his position as a chief executive officer of a majority-owned subsidiary of Thermo Electron or Thermo TerraTech. The awards to Mr. Powell in fiscal 1998 of options to purchase the common stock of Metrika Systems Corporation, ONIX Systems Inc., Thermedics Detection Inc., Thermo Information Solutions Inc., Thermo Trilogy Corporation, Thermo Vision Corporation, and Trex Communications Corporation were made under this stock option program. The award of options to purchase the common stock of The Randers Group Incorporated was made to Mr. Powell in his capacity as vice president of Thermo TerraTech, the Corporation's parent. Mr. Powell also received an award of options to purchase 700 shares of the common stock of Thermo Electron in fiscal 1998 made by the human resources committee of Thermo Electron under a program that awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron's common stock.


                         Dr. Frank E. Morris (Chairman)
                            Dr. Elias P. Gyftopoulos
                                Mr. Fred Holubow

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since December 9, 1993 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of companies consisting of Ecology & Environmental Inc., Fluor Daniel GTI, Inc. (formerly Groundwater Technology Inc.), Safety Kleen Corp., TRC Cos. Inc. and Roy F. Weston Inc.



           Comparison of Total Return Among Thermo Remediation Inc.,
             the American Stock Exchange Market Value Index and the
        Corporation's Peer Group from December 9, 1993 to April 3, 1998



                           [LINE GRAPH APPEARS HERE]


             12/9/93  3/31/94  3/31/95  3/29/96  3/27/97  4/3/98
   THN         100      108      158      173      89       82
   AMEX        100      95       99       122      124      160
PEER GROUP     100      90       105      89       93       172


     The total return for the Corporation's Common Stock (THN), the American Stock Exchange Market Value Index (AMEX) and the Corporation's peer group (PEER GROUP) assumes the reinvestment of dividends. Cash dividends of $.10 per share of Common Stock were paid on September 15, 1995, and March 20, 1996, respectively, to shareholders of record on August 30, 1995, and March 1, 1996, respectively. Cash dividends of $.10 per share of Common Stock were paid on September 5, 1996, and March 24, 1997, respectively, to shareholders of record on August 22, 1996, and March 3, 1997, respectively. Cash dividends of $.10 per share of Common Stock were paid on September 10, 1997, and March 23, 1998, respectively, to shareholders of record on August 15, 1997, and March 2, 1998, respectively. No assurance can be given, however, that the Corporation will continue to pay dividends in the future. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies
listed on the American Stock Exchange ("AMEX").   The Corporation's Common Stock
is traded on the AMEX under the ticker symbol "THN."

                         RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo TerraTech has created the Corporation as a publicly held subsidiary, and Thermo Electron and certain of its subsidiaries have created several other privately and publicly held subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their mutual affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services for calendar 1996 and 1997. The annual fee has been reduced to 0.8% of the

Corporation's total revenues for calendar 1998. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1998, Thermo Electron assessed the Corporation $1,220,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     As of April 4, 1998, $8,000,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     From time to time, the Corporation may transact business with other companies in the Thermo Group.

     In fiscal 1997, the Corporation paid Thermo Coleman Corporation, a majority-owned subsidiary of Thermo Electron, $86,000, for a Global Positioning System unit and related services. In fiscal 1998, the Corporation paid Thermo Coleman Corporation $85,000 for upgrades to that unit and related services.

     In fiscal 1998 the Corporation entered into a joint venture with Thermo EuroTech N.V., a majority-owned subsidiary of Thermo TerraTech, to provide soil-remediation services in Europe. In fiscal 1998, the Corporation derived revenues of $1,318,000 from Thermo EuroTech N.V. in connection with this joint venture.

     At April 4, 1998, Thermo Electron and its other subsidiaries owed the Corporation an aggregate of $667,000 for amounts due under the Corporate Services Agreement and related administrative charges, for other products and services, and for miscellaneous items. The largest amount of net indebtedness owed by Thermo Electron and its other subsidiaries to the Corporation since March 29, 1997 was $915,000. These amounts do not bear interest and are expected to be paid in the normal course of business.


Stock Holding Assistance Plan

     In fiscal 1997, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During fiscal 1998, Mr. Powell, a vice president of the Corporation, received loans in the principal amount of $59,940.50 under this plan to purchase 10,000 shares, the entire amount of which was outstanding as of June 29, 1998. In fiscal 1998, Mr. Pedersen, a vice president of the Corporation, received loans in the principal amount of $45,828.50 under this plan to purchase 7,401 shares, the entire amount of which was outstanding as of June 29, 1998. In fiscal 1998, Mr. Lousararian, a vice president of the Corporation, received loans in the principal amount of $47,572.50 under the plan to purchase 7,700 shares, the entire amount of which was outstanding as of June 29, 1998. In fiscal 1998, Dr. Appleton, formerly the Corporation's chief executive officer, received loans in the principal amount of $61,867.50 under the plan to purchase 10,000 shares, the entire amount of which was outstanding as of June 29, 1998. This plan was also amended in 1998 to apply only to the chief executive officer. Loans will be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the board of directors. This policy and plan were amended in 1998 to apply only to the chief executive officer of the Corporation in the future.


                               -- PROPOSAL 2 --


             PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO
                      CHANGE THE NAME OF THE CORPORATION


     The board of directors has proposed an amendment to the Corporation's Certificate of Incorporation to change the name of the Corporation to "ThermoRetec Corporation" and has recommended that the stockholders approve the amendment. The board of directors has recommended this change in the Corporation's name to reflect the broadening of the Corporation's business beyond soil remediation to include a full range of integrated environmental/liability management services including recycling reuse, monitoring and analysis, remediation and construction, and international services. The board of directors believes that the new name will assist the Corporation in creating a broader market identity and presence for the Corporation as a whole, taking advantage of the synergies between its respective parts. Management believes that changing the Corporation's name to ThermoRetec Corporation will result in an opportunity for an enhanced market identity and presence for the Corporation.


Amendment to the Certificate of Incorporation

     It is proposed that the name change be effected by amending Article First of the Corporation's Certificate of Incorporation to read as follows: "The name of the corporation is: ThermoRetec Corporation."


Recommendation

     The board of directors believes that the name change to ThermoRetec Corporation is in the best interest of the Corporation and its Stockholders and recommends that the Stockholders vote FOR amending the Corporation's Certificate of Incorporation. Thermo Electron, which beneficially owned approximately 71.1% of the outstanding voting stock of the Corporation on May 30, 1998, has indicated its intention to vote for the proposal.

     The affirmative vote of a majority of the Common Stock outstanding and entitled to vote as of the record date is required to adopt the amendment of Article First of the Corporation's Certificate of Incorporation. The board of directors recommends that you vote FOR adoption of the proposed name change. If not otherwise specified, proxies will be voted FOR approval of this proposal.


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1999. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1991. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.


                                 OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 1999 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than March 30, 1999. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely -- and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals -- if received after June 12, 1999.

                            SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone or by telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


Concord, Massachusetts
July 23, 1998

                                 FORM OF PROXY

                            THERMO REMEDIATION INC

              PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                              SEPTEMBER 15, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints John P. Appleton, John N. Hatsopoulos and Melissa F. Riordan, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Remediation Inc., a Delaware corporation (the "Company"), to be held at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, on Tuesday, September 15, 1998, at 2:00 p.m., and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on July 23, 1998, with all of the powers the undersigned would possess if personally present at such meeting:



               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

               Please mark
[ x ]          votes as in this
               example.

1.   ELECTION OF DIRECTORS


     FOR       [   ]         WITHHELD        [   ]

     --------------------------------------
     FOR all nominees except as noted above



     Nominees: John P. Appleton, Robert W. Dunlap, Elias P. Gyftopoulos, Fred Holubow, Theo Melas-Kyriazi, Frank E. Morris and William A. Rainville



2.   To amend the Corporation's Certificate        FOR      AGAINST      ABSTAIN
     of Incorporation to change the name of       [   ]      [   ]        [   ]
     the Corporation to ThermoRetec Corporation.


4. In their discretion on such other matters as may properly come before the Meeting.


The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.



MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT         [   ]


Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

     PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.



SIGNATURE                                          DATE
         ---------------------------------------       -----------------

SIGNATURE                                          DATE
         ---------------------------------------       -----------------

(Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held by joint tenants or as community property, both holders should sign.).